Exhibit 99.1
CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results
ATLANTA (August 1, 2006) — CheckFree Corporation (Nasdaq: CKFR) today announced fourth quarter revenue of $224.9 million, representing a 12 percent increase over the same period last year. The Company’s GAAP (Generally Accepted Accounting Principles) net income for the quarter was $29.4 million, or $0.31 per share, and underlying net income was $36.5 million, or $0.39 per share. CheckFree reported GAAP consolidated revenue for fiscal 2006 of $879.4 million, reflecting 17 percent growth over fiscal 2005, and underlying revenue of $884.4 million for fiscal 2006, also reflecting 17 percent growth over the previous fiscal year.
For the year, the Company’s GAAP net income was $127.2 million, or $1.36 per share, and underlying net income was $160.8 million, or $1.72 per share. Free cash flow was $29.0 million for the fourth quarter, and $170.2 million for the year as outlined in Attachment A.
“We are pleased with our fiscal 2006 results,” said Pete Kight, CheckFree Chairman and Chief Executive Officer. “Year-over-year growth met our targets. In the fourth quarter, our Software and Investment Services Divisions reported solid performance. The consumer transaction growth in our Electronic Commerce Division was soft for the quarter, resulting in quarterly growth below our expectations. The long-term growth drivers of the consumer business were all strong, including retained customers, new financial institution contracts and new biller signings. We are entering fiscal 2007 with strong fundamentals and increasing opportunity to extend our market share in each of our business categories.”
GAAP Results: Net income for the fourth quarter was $29.4 million, compared to net income of $11.9 million for the same quarter last year. Earnings per share were $0.31 for the fourth quarter of fiscal 2006, compared to earnings per share of $0.13 for the fourth quarter of last year. For fiscal 2006, net income was $127.2 million, or $1.36 per share, compared to net income of $46.8 million, or $0.50 per share for fiscal 2005. Net cash provided by operating activities was $40.0 million for the fourth quarter of fiscal 2006, compared to $47.0 million for the same period last year. Net cash provided by operating activities was $212.8 million for fiscal 2006, compared to $206.1 million for fiscal 2005.
Underlying Results: Underlying net income for the fourth quarter was $36.5 million, unchanged from $36.5 million for the same quarter of last year. Underlying earnings per share were $0.39 for the fourth quarter of fiscal 2006, unchanged from $0.39 for the fourth quarter of last year. For fiscal 2006, underlying net income was $160.8 million, or $1.72 per share, compared to underlying net income of $133.0 million, or $1.43 per share, for fiscal 2005.
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CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Underlying net income and earnings per share for the fourth quarter and full year of fiscal 2006 exclude the amortization of acquisition-related intangible assets; the SFAS 123(R) impact of options issued prior to July 1, 2004; and for the full year of fiscal 2006 include the historical effect of discontinued operations on revenue and expense, resulting from a divestiture in the third quarter of fiscal 2006; and the combined tax benefits from each of the foregoing. Underlying net income and earnings per share for the fourth quarter and full year of fiscal 2005 exclude the amortization of acquisition-related intangible assets; a reorganization charge; a gain on investments; and include the historical effect of discontinued operations on revenue and expense, resulting from a divestiture in the third quarter of fiscal 2006; and the combined tax benefits from each of the foregoing. A reconciliation of CheckFree’s quarterly and annual underlying results to its GAAP results is included in Attachment A.
Fourth Quarter and Fiscal Year 2006 Highlights
For the fourth quarter of fiscal 2006, the Company reported that the Electronic Commerce Division processed 302.2 million transactions, a 3 percent sequential increase over the third quarter of fiscal 2006. For fiscal 2006, 1.13 billion transactions were processed, compared to 904.5 million transactions processed in the previous fiscal year, representing 25 percent annual growth. The Company delivered 50.0 million electronic bills during the fourth quarter, which reflects a 7 percent sequential quarterly increase. For fiscal 2006, CheckFree reported 184.6 million electronic bills, a 32 percent year-over-year increase.
CheckFree Investment Services reported nearly 2.3 million portfolios under management, compared to 1.9 million at the end of fiscal 2005, representing a 20 percent increase over the previous fiscal year. Total revenue for our Software business increased by 35 percent over the prior fiscal year. Refer to Attachment B for details on the financial performance of CheckFree’s divisions in the fourth quarter of fiscal 2006, and Attachments C and D for electronic billing and payment metrics.
Financial Outlook for Fiscal 2007 and the First Quarter of Fiscal 2007
“For fiscal 2007, we expect earnings per share of $1.58 to $1.62 on a GAAP basis and $1.90 to $1.94 on an underlying basis, representing 10 to 13 percent growth over fiscal 2006. As a reminder, we divested M-Solutions in February. Excluding that divestiture, this represents 12 to 14 percent growth,” said David Mangum, CheckFree Chief Financial Officer. “We expect free cash flow in the range of $190 million to $195 million for fiscal 2007. In addition, we expect to maintain CheckFree’s operating margin in our targeted mid-to-upper-20-percent range.
“For the first quarter of the fiscal year, we estimate revenue between $226 million and $231 million with GAAP earnings per share in the range of $0.29 to $0.31,” said Mangum. “This equates to underlying earnings per share in the range of $0.37 to $0.39.
“We project sequential transaction growth of 4 to 7 percent in the first quarter of 2007 in our Electronic Commerce Division,” he continued. “We expect solid portfolio growth in the
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CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Investment Services business, while we expect our Software division to deliver a seasonally light first quarter for license sales,” Mangum concluded.
The difference between GAAP and underlying earnings expectations for fiscal 2007 and the first quarter of fiscal 2007 is due to expected acquisition-related intangible amortization expenses, the SFAS 123(R) impact of options issued prior to July 1, 2004, and the combined tax benefits from each of the foregoing.
The Company also announced that it repurchased more than 550,000 shares of its common stock for approximately $26 million during the fourth quarter. The Company’s board of directors recently approved a new, separate stock repurchase program under which CheckFree may repurchase up to $100 million in shares of its common stock through July 31, 2007.
Conference Call on the Internet
CheckFree will broadcast its fourth quarter conference call at 5 p.m. (ET) today to review its financial results for the fourth quarter and fiscal year ended June 30, 2006 and its expectations for the first quarter of fiscal 2007 and for fiscal 2007. To phone into the conference call, dial 1-877-232-1067 any time after 4:45 p.m. (ET) and ask for the CheckFree conference call. Participants can also access the conference call at http://www.checkfreecorp.com. The live conference call will be accessible through the Investor Center section of the CheckFree corporate website at http://www.checkfreecorp.com. A digital replay of the call will be available on the same website after 7 p.m. (ET).
About CheckFree ( www.checkfreecorp.com )
Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer their customers the convenience of receiving and paying their household bills online or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to thousands of financial services organizations, which manage about $1.4 trillion in assets. CheckFree Software develops, markets and supports software applications that are used by financial institutions to process more than two-thirds of the nearly 14 billion Automated Clearing House transactions in the United States. The division also provides operational risk management, financial messaging, corporate actions, and regulatory compliance software to more than 1,500 organizations across the globe.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements regarding forecasts and expectations of ability to extend market share in each business category, revenue for the first quarter of fiscal 2007, earnings per share for the first quarter of fiscal 2007 and fiscal 2007 as a whole, free cash flow for fiscal 2007, and sequential transaction growth and the general performance of the Company’s divisions in the first quarter of fiscal 2007 (paragraphs 3, 9, 10, 11 and 12). Forward-looking statements involve risks and uncertainties, including without
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CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 (filed September 2, 2005), Form 10-Q for the quarter ended September 30, 2005 (filed November 8, 2005), Form 10-Q for the quarter ended December 31, 2005 (filed February 8, 2006), and Form 10-Q for the quarter ended March 31, 2006 (filed May 9, 2006). One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
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CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Processing and servicing	$190,934	$173,754	$754,077	$660,541
License fees	10,337	9,471	35,196	28,458
Maintenance fees	11,511	8,479	42,218	31,230
Professional fees	12,157	9,315	47,912	29,618

Total revenues	224,939	201,019	879,403	749,847

Expenses:
Cost of processing, servicing and support	89,509	76,372	342,535	296,911
Research and development	28,989	21,590	101,854	80,038
Sales and marketing	26,147	22,491	87,419	69,106
General and administrative	13,170	14,915	61,947	57,488
Depreciation and amortization	21,899	45,133	99,648	175,722
Reorganization charge	—	5,585	—	5,585

Total expenses	179,714	186,086	693,403	684,850

Income from continuing operations before other income and expenses	45,225	14,933	186,000	64,997
Equity in net loss of joint venture	(653)	(814)	(3,100)	(2,984)
Interest, net	4,071	2,388	12,454	7,716
Gain on investments	—	—	—	592

Income from continuing operations before income taxes	48,643	16,507	195,354	70,321

Income tax expense	19,230	4,850	74,410	24,510

Income from continuing operations	29,413	11,657	120,944	45,811

Earnings from discontinued operations before income taxes (including gain on disposal of $12,821 in FY’2006)	—	421	14,311	1,518
Income tax expense on discontinued operations	—	133	8,064	528

Income from discontinued operations	—	288	6,247	990

Net income	$29,413	$11,945	$127,191	$46,801

Basic income per share:
Continuing operations	$0.32	$0.13	$1.33	$0.51
Discontinued operations	0.00	0.00	0.07	0.01

Total basic income per share	$0.32	$0.13	$1.40	$0.52

Weighted average number of shares	91,287	90,962	90,984	90,767

Diluted income per share:
Continuing operations	$0.31	$0.13	$1.29	$0.49
Discontinued operations	0.00	0.00	0.07	0.01

Total diluted income per share	$0.31	$0.13	$1.36	$0.50

Weighted average number of shares	94,232	93,054	93,708	92,915

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,
	2006	2005
Current assets:
Cash, cash equivalents and investments	$317,972	$298,077
Settlement assets	107,128	73,675
Accounts receivable, net	146,246	127,933
Prepaid expenses and other assets	39,855	26,258
Deferred income taxes	7,270	10,407

Total current assets	618,471	536,350

Property and equipment, net	100,217	89,273
Intangible assets, net	906,650	840,732
Investments and restricted cash	78,559	62,996
Other noncurrent assets	8,372	4,600
Deferred income taxes	44,618	35,648
Investment in joint venture	407	317

Total assets	$1,757,294	$1,569,916

Current liabilities:
Accounts payable, accrued liabilities and other	$92,112	$84,109
Settlement obligations	103,732	73,919
Deferred revenue	43,322	40,793

Total current liabilities	239,166	198,821

Accrued rent and other	3,844	4,324
Deferred income taxes	2,289	4,967
Capital lease and long-term obligations, less current portion	28,432	25,389

Total stockholders’ equity	1,483,563	1,336,415

Total liabilities and stockholders’ equity	$1,757,294	$1,569,916

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment A
Calculation of Free Cash Flow
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$40,036	$46,996	$212,837	$206,095
Excluding: Net change in settlement accounts	1,236	(83)	3,430	(153)
Less: Capital expenditures	(14,279)	(9,562)	(48,096)	(33,893)
Plus: Data Center Reimbursements	2,046	—	2,046	—

Free cash flow	$29,039	$37,351	$170,217	$172,049

Additional Information:
Net cash used in investing activities	$(50,429)	$(23,015)	$(138,076)	$(215,855)

Net cash (used in) provided by financing activities	$(20,438)	$(33,710)	$(2,847)	$(24,113)

Use of Non-GAAP Financial Information
     The Company supplements its reporting of cash flow information determined in accordance with GAAP by using “free cash flow” in this earnings release as a measure to evaluate its liquidity. The Company defines free cash flow as GAAP net cash provided by operating activities, exclusive of the net change in settlement accounts, less capital expenditures, plus data center reimbursements. The Company believes free cash flow provides useful information to management and investors in understanding its financial results and assessing its prospects for future performance. CheckFree also uses free cash flow as a factor in determining long-term incentive compensation for senior management.
     The Company excludes the net change in settlement accounts from free cash flow because it believes this facilitates management’s and investors’ ability to analyze operating cash flow trends. In connection with its walk-in payment business, the Company’s balance sheet reflects settlement assets and settlement obligations. The settlement assets represent payment receipts in transit to the Company from agents, and the settlement obligations represent scheduled but unpaid payments due to billers. Balances in settlement accounts fluctuate daily based on deposit timing and payment transaction volume. These timing differences are not reflective of the Company’s liquidity, and thus, CheckFree excludes the net change in settlement accounts from free cash flow.
     As a technology company, CheckFree makes significant capital expenditures in order to update its technology and to remain competitive. The Company’s free cash flow reflects the amount of cash it generated that remains, after it has met those operational needs, for the evaluation and execution of strategic initiatives such as acquisitions, stock and/or debt repurchases and other investing and financing activities, including servicing additional debt obligations. During the fourth quarter of fiscal 2006, the Company entered into a credit facility to finance the construction of data centers. Amounts expended by the Company to construct these data centers are included in the Company’s capital expenditures, but will be fully reimbursed by the credit facility. The reimbursements from the credit facility are added to our free cash flow measure because these expenditures do not impact the Company’s overall liquidity.
     Free cash flow does not solely represent residual cash flow available for discretionary expenditures, as certain of CheckFree’s non-discretionary obligations are also funded out of free cash flow. These consist primarily of payments on capital leases and other long-term commitments, if any, as reflected in the table entitled “Contractual Obligations” in the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CheckFree’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which was filed with the Securities and Exchange Commission on September 2, 2005.
     The Company’s free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities or any other amount determined in accordance with GAAP. Further, CheckFree’s measure of free cash flow may not be comparable to similarly titled measures reported by other companies.

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment A (continued)
Reconciliation of GAAP Net Income to Underlying Net Income and Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005

Total revenues per GAAP	$224,939	$201,019	$879,403	$749,847
Impact of discontinued operations(1)	—	2,004	4,957	7,985

Underlying total revenues	$224,939	$203,023	$884,360	$757,832

Net income per GAAP	$29,413	$11,945	$127,191	$46,801
Gain from discontinued operations, net of taxes	—	—	(5,597)	—
Impact of discontinued operations(1)	—	424	1,487	1,520
Amortization of acquisition-related intangible assets	10,586	33,889	57,037	133,446
SFAS 123(R) — Stock options issued before July 1, 2004	758	—	4,136	—
Gain on investments	—	(592)	—	(592)
Reorganization charge	—	5,585	—	5,585
Tax benefit of underlying adjustments (excluding discontinued operations)	(4,251)	(14,774)	(23,446)	(53,756)

Underlying net income	$36,506	$36,477	$160,808	$133,004

GAAP and underlying basic weighted average shares outstanding	91,287	90,962	90,984	90,767
GAAP and underlying impact of dilutive options and warrants	2,945	2,092	2,724	2,148
GAAP and underlying diluted weighted average shares outstanding	94,232	93,054	93,708	92,915

GAAP total basic earnings per share	$0.32	$0.13	$1.40	$0.52
GAAP total diluted earnings per share	$0.31	$0.13	$1.36	$0.50
Underlying total basic earnings per share	$0.40	$0.40	$1.77	$1.47
Underlying total diluted earnings per share	$0.39	$0.39	$1.72	$1.43
(1) See page 10, note (2)
Use of Non-GAAP Financial Information
     CheckFree supplements its reporting of total revenues, income (loss) from operations, net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “underlying revenue,” “underlying income (loss) from operations,” “underlying net income (loss)” and “underlying earnings (loss) per share” in this earnings release. Management believes that certain non-cash adjustments to revenues or expenses enhance the Company’s evaluation of its performance, and are not pertinent to day to day operational decision making in the business. Therefore, CheckFree excludes these items from GAAP revenue, income (loss) from operations, net income (loss) and earnings (loss) per share in calculating underlying revenue, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share.
     Examples of such non-cash adjustments may include, but not be limited to, intangible asset amortization expense and in-process research and development costs associated with acquisitions, charges associated with the impairment of intangible assets, charges resulting from warrants issued to third parties, and charges associated with reorganization activities, all offset by the cumulative tax impact of these charges. CheckFree excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses underlying results to evaluate the impact of operational business decisions. CheckFree regularly reports underlying results to its Chairman and Chief Executive Officer, the Company’s chief operating decision maker, who uses this information in allocating resources to CheckFree’s various business units. Additionally, as CheckFree rewards its management for their decisions that increase revenues and decrease controllable costs, the Company uses underlying revenues and underlying income (loss) from operations as factors in determining short-term incentive compensation for management, and uses underlying revenues, underlying net income (loss) and underlying earnings (loss) per share as factors in determining long-term incentive compensation for management.
     Because CheckFree utilizes underlying financial results in the management of its business and to determine incentive compensation for management, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance.
     CheckFree’s underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share should be considered in addition to, and not as a substitute for, revenues, income (loss) from operations, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. CheckFree’s measures of underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment A (continued)
CHECKFREE CORPORATION AND SUBSIDIARIES
Supplemental Underlying Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Processing and servicing	$190,934	$175,722	$758,797	$668,353
License fees	10,337	9,471	35,196	28,458
Maintenance fees	11,511	8,487	42,244	31,265
Professional fees	12,157	9,343	48,123	29,756

Total revenues	224,939	203,023	884,360	757,832

Expenses:
Cost of processing, servicing and support	89,325	76,461	341,713	297,256
Research and development	28,766	22,229	102,002	82,550
Sales and marketing	26,016	22,708	87,177	70,054
General and administrative	12,950	15,338	61,708	59,272
Depreciation and amortization	11,313	10,417	43,100	42,113

Total expenses	168,370	147,153	635,700	551,245

Income from operations	56,569	55,870	248,660	206,587
Equity in net loss of joint venture	(653)	(814)	(3,100)	(2,984)
Interest, net	4,071	2,387	12,454	7,716

Income before income taxes	59,987	57,443	258,014	211,319

Income tax expense	23,481	20,966	97,206	78,315

Net income	$36,506	$36,477	$160,808	$133,004

Basic income per share:
Net income	$0.40	$0.40	$1.77	$1.47

Weighted average number of shares	91,287	90,962	90,984	90,767

Diluted income per share:
Net income	$0.39	$0.39	$1.72	$1.43

Weighted average number of shares	94,232	93,054	93,708	92,915

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment B
Reconciliation of GAAP Results to Underlying Results by Segment
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
Electronic Commerce:
Total revenues — GAAP and underlying	$166,541	$152,800	$662,728	$580,696

Income from continuing operations — GAAP	$45,934	$20,230	$195,730	$74,413
Amortization of acquisition-related intangible assets	9,035	32,494	49,072	130,175
Reorganization charge	—	3,208	—	3,208
SFAS 123(R) — Stock options issued before July 1, 2004(1)	550	—	2,999	—

Underlying income from continuing operations	$55,519	$55,932	$247,801	$207,796

Investment Services:
Total revenues — GAAP	$28,747	$23,202	$107,289	$88,079
Impact of discontinued operations(2)	—	2,004	4,957	7,985

Total revenues — Underlying	$28,747	$25,206	$112,246	$96,064

Income from continuing operations — GAAP	$3,650	$4,729	$13,940	$16,201
Amortization of acquisition-related intangible assets	484	151	1,992	604
Reorganization charge	—	313	—	313
Impact of discontinued operations(2)	—	424	1,487	1,520
SFAS 123(R) — Stock options issued before July 1, 2004(1)	78	—	427	—

Underlying income from continuing operations	$4,212	$5,617	$17,846	$18,638

Software:
Total revenues — GAAP and underlying	$29,651	$25,017	$109,386	$81,072

Income from continuing operations — GAAP	$3,727	$220	$14,640	$12,166
Amortization of acquisition-related intangible assets	1,067	1,244	5,973	2,667
Reorganization charge	—	1,876	—	1,876
Write off of capitalized software	—	1,039	—	1,039
SFAS 123(R) — Stock options issued before July 1, 2004(1)	34	—	185	—

Underlying income from continuing operations	$4,828	$4,379	$20,798	$17,748

Corporate:
Loss from continuing operations — GAAP	$(8,086)	$(10,246)	$(38,310)	$(37,783)
SFAS 123(R) — Stock options issued before July 1, 2004(1)	96	188	525	188

Underlying loss from continuing operations	$(7,990)	$(10,058)	$(37,785)	$(37,595)

(1)	At the beginning of fiscal 2005, we implemented a new long-term incentive compensation philosophy, which significantly reduced overall participation and focused on restricted stock with limited stock options. As a result, we recorded the cost of restricted stock throughout fiscal 2005 in both underlying and GAAP results. In fiscal 2006, we have adopted SFAS 123(R), and are consequently recording all long-term incentive grants, both restricted stock and options, as an expense to both underlying and GAAP results. The adjustment from GAAP to underlying operating results in the table above reflects the SFAS 123(R) charge associated with options granted prior to July 1, 2004 under our previous compensation philosophy, which were originally accounted for utilizing APB 25.

(2)	In the third quarter ended March 31, 2006, the divestiture of our M-Solutions business, a component of our Investment Services segment, created a unique situation for our presentation of underlying results versus GAAP results. SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to report the results of operations from the disposed business, including any gain or loss on the sale, as an income statement item separately captioned “earnings from discontinued operations” on our GAAP basis unaudited condensed Statements of Operations. This treatment is required for all periods presented, not just the period in which the sale took place. In contrast, for purposes of our underlying results, we have excluded the gain on disposition in the current periods, and included the results of the M-Solutions business for the periods of time that we owned the business during the current quarter and for all of the prior periods presented.

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment C
Electronic Billing and Payment Metrics
(In millions, except revenue/transaction and percentages)

		Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
Transactions
Full Service
Revenue	$107.6	$109.4	$116.0	$118.5	$110.1
Active Subscribers(1)	10.3	9.7	9.0	8.8	7.8
Transactions	217.2	206.7	189.7	180.1	161.9
Revenue/Transaction	$0.50	$0.53	$0.61	$0.66	$0.68

Payment Services
Revenue	$46.6	$47.8	$36.1	$35.4	$33.8
Transactions	85.0	86.6	81.0	85.9	83.0
Revenue/Transaction	$0.55	$0.55	$0.45	$0.41	$0.41

Total	302.2	293.3	270.7	266.0	244.9
Sequential Quarterly Growth	3%	8%	2%	9%	4%

Other Revenue(2)	$12.3	$12.2	$11.2	$9.7	$8.9

e-Bill Delivery
Electronic bills distributed	50.0	46.7	45.2	42.7	41.0
Quarterly sequential growth	7%	3%	6%	4%	11%

Electronic Rate
Electronic payment rate	84%	84%	83%	83%	84%
(1)	“Active” refers to subscribers who have viewed or paid a bill in the last 90 days at a Consumer Service Provider that outsources essentially all of its electronic billing and payment (EBP) functions to CheckFree.

(2)	Other revenue includes Health and Fitness, Professional Services and Stored Value Products.

CheckFree Announces Fourth Quarter and Year-End Fiscal 2006 Results

Attachment D
Electronic Billing and Payment Metrics
(In millions, except revenue / transaction and percentages)

	Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005
Total Payment Transactions
Revenue	$146.2	$149.8	$144.9	$146.9
Revenue / Transaction	$0.48	$0.51	$0.54	$0.55
Transactions	302.2	293.3	270.7	266.0
Sequential Quarterly Growth	3%	8%	2%	9%

e-Bill Delivery
Revenue	$8.0	$7.4	$7.2	$6.8
Revenue / e-Bill	$0.16	$0.16	$0.16	$0.16
e-Bills Delivered	50.0	46.7	45.2	42.7
Sequential Quarterly Growth	7%	3%	6%	4%

Other EC Revenue(1)	$12.3	$12.2	$11.2	$9.7

Other Performance Metrics
Active Full Service Subscribers(2)	10.3	9.7	9.0	8.8

	Quarter Ended
	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Total Payment Transactions
Revenue	$137.1	$132.8	$128.4	$124.8
Revenue / Transaction	$0.56	$0.57	$0.59	$0.61
Transactions	244.9	234.4	219.4	205.8
Sequential Quarterly Growth	4%	7%	7%	25%

e-Bill Delivery
Revenue	$137.1	$132.8	$128.4	$124.8
Revenue / e-Bill	$0.57	$0.57	$0.59	$0.61
e-Bills Delivered	244.9	234.4	219.4	205.8
Sequential Quarterly Growth	4%	7%	7%	25%

Other EC Revenue(1)	$8.9	$8.9	$8.4	$8.6

Other Performance Metrics
Active Full Service Subscribers(2)	7.8	7.4	6.9	6.4
(1)	Other EC revenue includes Health and Fitness, Professional Services and Stored Value Products.

(2)	“Active” refers to subscribers who have viewed or paid a bill in the last 90 days at a Consumer Service Provider that outsources essentially all of its electronic billing and payment (EBP) functions to CheckFree.